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 FORM 5
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                                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C.  20549

[ ] Check this box if no longer              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16. Form 4 or
    Form 5 obligations may continue.          Filed pursuant to Section 16(a) of the Securities
    See Instruction 1(b).                         Exchange Act of 1934, Section 17(a) of the
                                                Public Utility Holding Company Act of 1935 or
[ ] Form 3 Holdings Reported                 Section 30(f) of the Investment Company Act of 1940

[ ] Form 4 Transactions Reported

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|1. Name and Address of Reporting Person* | 2. Issuer Name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s)  |
|                                         |                                              |    to Issuer (Check all applicable)     |
|   PARHAM       JOSEPH          G.       |    ACUITY BRANDS, INC. (AYI)                 |                                         |
|                                         |                                              |    [ ] Director       [ ] 10% Owner     |
------------------------------------------------------------------------------------------                                         |
|   (Last)      (First)       (Middle)    | 3. I.R.S. Identi-       | 4. Statement for   |    [X] Officer (give  [ ] Other(specify |
|                                         |    fication Number      |    Month/Year      |        title below)       below)        |
|    C/O ACUITY BRANDS, INC.              |    of  Reporting        |                    |                                         |
|    1170 PEACHTREE STREET, NE            |    Person, if an entity |    08/31/02        | Senior Vice President, Human Resources  |
|    SUITE 2400                           |    (Voluntary)          |                    |                                         |
------------------------------------------|                         |---------------------------------------------------------------
|              (Street)                   |                         | 5. If Amendment,   | 7.  Individual or Joint/Group Filing    |
|                                         |                         |    Date of Original|    (Check Applicable Line)              |
|   ATLANTA      GEORGIA         30309    |                         |    (Month/Year)    |    [X]Form filed by One Reporting Person|
|                                         |                         |                    |    [ ]Form filed by More than One       |
|                                         |                         |                    |       Reporting Person                  |
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|  (City)        (State)         (Zip)                                                                                             |
|                                          Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned        |
|                                                                                                                                  |
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|1.Title of Security  | 2. Trans-  | 2A.Deemed  | 3. Trans-  |4. Securities Acquired (A)| 5.Amount of   | 6.Ownership | 7. Nature  |
|  (Instr. 3)         |    action  |    Execu-  |    action  |   or Disposed of (D)     |   Securities  |   Form:     |    of      |
|                     |    Date    |    tion    |    Code    |   (Instr. 3, 4 and 5)    |   Benefici-   |   Direct    |    Indirect|
|                     |    (Month/ |    Date,   |   (Instr.8)|                          |   ally Owned  |   (D) or    |    Bene-   |
|                     |    Day/    |    if any  |            |--------------------------|   at end of   |   Indirect  |    ficial  |
|                     |    Year)   |    (Month/ |            |  Amount | (A) or | Price |   Issuer's    |   (I)       |    Owner-  |
|                     |            |    Day/    |            |         | (D)    |       |   Fiscal Year |   (Instr.4) |    ship    |
|                     |            |    Year)   |            |         |        |       |   (Instr.3    |             |   (Instr.4)|
|                     |            |            |            |         |        |       |   4)          |             |            |
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| COMMON STOCK        |            |            |            |         |        |       |   2,872 (FN 1)|    D        |            |
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| COMMON STOCK        |            |            |            |         |        |       |     294       |    D        | 401(k)     |
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|                     |            |            |            |         |        |       |               |             |            |
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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not                                          (over)
required to respond unles the form displays a currently valid OMB control number.                                    SEC2270 (9-02)

 FORM 5 (continued)                 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)

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|1. Title of Derivative        | 2.Conver-   |3.Trans- |3A.Deemed  | 4.Trans- | 5. Number of Deriva-   | 6.  Date Exercisable     |
|   Security (Instr. 3)        |   sion or   |  action |   Execu-  |   action |    tive Securities     |     and Expiration       |
|                              |   Exercise  |  Date   |   tion    |   Code   |    Acquired (A) or     |     Date                 |
|                              |   Price of  |  (Month/|   Date,   |   (Instr.|    Disposed of (D)     |     (Month/Day/Year)     |
|                              |   Deriva-   |  Day/   |   if any  |   8)     |    (Instr. 3, 4 and 5) |                          |
|                              |   tive      |  Year)  |   (Month/ |          |                        |                          |
|                              |   Security  |         |   Day/    |---------------------------------------------------------------
|                              |             |         |   Year)   |          |     (A)     |    (D)   |  Date        | Expira-   |
|                              |             |         |           |          |             |          |  Exercisable | tion Date |
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| EMPLOYEE STOCK OPTION        |  $19.76     | 5/15/00 |  5/15/00  |   A      |  11,705(FN2)|          |  Immed.      | 5/14/10   |
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| EMPLOYEE STOCK OPTION        |  $16.50     | 10/24/00|  10/24/00 |   A      |  62,743(FN3)|          |  (FN3)       | 10/23/10  |
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| EMPLOYEE STOCK OPTION        |  $13.80     | 12/3/01 |  12/3/01  |   A      | 113,577(FN4)|          |  (FN4)       | 12/3/11   |
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|7. Title and Amount           |  8. Price of      |   9. Number of     |  10.  Ownership      |  11.  Nature of    |
|   of Underlying              |     Derivative    |      Derivative    |       of             |       Indirect     |
|   Securities                 |     Security      |      Securities    |       Derivative     |       Beneficial   |
|   (Instr. 3 and 4)           |     (Instr. 5)    |      Beneficially  |       Security:      |       Ownership    |
|                              |                   |      Owned at End  |       Direct (D)     |       (Instr. 4)   |
--------------------------------                   |      of Year       |       or Indirect (I)|                    |
|  Title        |  Amount or   |                   |      (Instr. 4)    |       (Instr. 4)     |                    |
|               |  Number of   |                   |                    |                      |                    |
|               |  Shares      |                   |                    |                      |                    |
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| COMMON SHARES |   11,705     |     N/A           |     11,705         |       D              |                    |
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| COMMON SHARES |   62,743     |     N/A           |     62,743         |       D              |                    |
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| COMMON SHARES |  113,577     |     N/A           |    113,577         |       D              |                    |
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Explanation of Responses:

FN 1. Includes 1,092 shares held in a Section 423 stock purchase plan and 1,335 performance-based, time-vesting restricted shares.
FN 2. Represents an employee stock option granted by National Service Industries ("NSI") for 10,000 common shares which was subsequently replaced with an employee stock option for 11,705 common shares of the Issuer pursuant to a formula set forth in the Employee Benefits Agreement between NSI and Issuer in connection with the spin-off of the Issuer from NSI.
      Options relating to 11,705 shares are currently vested.
FN 3. Represents an employee stock option granted by NSI for 53,600 common shares which was subsequently replaced with an employee stock option for 62,743 common shares of the Issuer pursuant to a formula set forth in the Employee
      Benefits Agreement between NSI and Issuer in connection with the spin-off of the Issuer from NSI. Options relating to 15,685 shares are currently vested and options for an additional 15,686 shares will become exercisable on each of 10/24/2002, 10/24/2003 and 10/24/2004.
FN 4. This Option vests in three annual installments with 37,859 shares becoming exercisable on each of 12/3/2002, 12/3/2003 and 12/3/2004.

                                                                        /s/ Joseph G. Parham                      10/15/02
                                                                        --------------------------------        ---------------
                                                                        ** Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained                                      SEC2270 (9-02)
in this form are not required to respond unless the form displays a currently valid OMB Number.                             Page 2